EXHIBIT 99.1

GTT Acquires nLayer Communications, Inc.

Accelerates Drive to Strengthen Service Portfolio and Increase Global Network Footprint

McLean, VA, May 1, 2012 — Global Telecom & Technology, Inc. (“GTT”) (GTLT:OTCBB), a global network operator delivering managed data services to large enterprise, government and carrier customers in over 80 countries worldwide, today announced the acquisition of privately-held, Chicago-based nLayer Communications, Inc.

“Adding the nLayer business continues our strategic path to create a company able to supply a broad portfolio of data networking services around the world, to both wholesale and enterprise customers” states Rick Calder, President and Chief Executive Officer of Global Telecom & Technology. “The combination of our existing global footprint with the state of the art nLayer IP/MPLS backbone will enhance and expand our service portfolio. We will continue to grow the nLayer network to strengthen our capabilities as a world-class IP Transit player and Ethernet transport provider.

"Our goal is to provide a solution-oriented networking portfolio that will allow our customers to better meet the business challenges that face them. This acquisition accelerates our established growth curve towards becoming a more asset-based network solution provider, capable of delivering complex, integrated network solutions. The ability to provide robust, scalable and secure private networking services at Internet economics will further enhance the connectivity options available to our customers.”

“nLayer is excited to join with GTT to collectively drive growth in the global IP Transit and Ethernet markets,” said Jordan Lowe, President of nLayer who will remain extensively involved in the business. “We believe that our combination will deliver significant benefits to our customers. The integration of the networks will further enhance and add greater value to our IP Transit proposition, as well as increasing the availability of end-to-end Ethernet transport services”. Richard Steenbergen, founder and CTO at nLayer, will assume the same role at GTT, and will be responsible for running the network integration and ensuring the continuation of the renowned engineering excellence and service quality associated with the nLayer services.

About Global Telecom & Technology

GTT is a global network operator delivering managed data services to large enterprise, government and carrier customers in over 80 countries worldwide. GTT provides customers with innovative connectivity solutions by utilizing our own network assets - linking over 100 Points of Presence across North America, Europe and Asia - and extending them through our 800 partners worldwide. Our Network as a Service proposition delivers flexible, reliable and scalable network infrastructure, capable of both public and secure private networking. We simplify network deployment by removing the complexity of multi-vendor solutions while offering the cost efficiencies of a single partner. For over 14 years GTT has provided world class project management, rapid service implementation and global 24/7 end-to-end solution monitoring and support. GTT is headquartered in the Washington, DC metro region with offices in London, Dusseldorf and Denver. For more information visit the GTT website at www.gt-t.net.

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